Exhibit 10.19

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNITED STATES

(Time-Based Vesting)

Towers Watson & Co.

2009 Long Term Incentive Plan

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”), made as of this 15th day of September, 2011, between Towers Watson & Co., a Delaware corporation (the “Company”), and          (the “Participant”), is made pursuant to the terms of the Company’s 2009 Long Term Incentive Plan (the “Plan”). Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

Section 1. Restricted Stock Unit Award. The Company grants to the Participant, on the terms and conditions hereinafter set forth, an award (the “Award”) of          restricted stock units (the “RSUs”), effective as of the date hereof. The RSUs are notional, non-voting units of measurement based on the Fair Market Value of shares of the Class A Common Stock of the Company (the “Common Stock”), which will entitle the Participant to receive a payment, subject to the terms hereof, in shares of Common Stock, in cash or a combination thereof, as provided in Section 6 hereof.

Section 2. Vesting of Award. Subject to the provisions of Section 3 hereof, the RSUs shall become vested and nonforfeitable based on the continued Service of the Participant in accordance with the following vesting schedule:

VESTING DATE	NUMBER OF SHARES VESTED
	INCREMENTAL	CUMULATIVE
June 30, 2012
June 30, 2013
June 30, 2014

Section 3. Termination of Service. Subject to Section 4 hereof, if the Participant’s Service with the Company or any Subsidiary is terminated prior to the occurrence of any otherwise applicable vesting date provided in Section 2 hereof, the RSUs that have not yet become vested shall be immediately forfeited and automatically cancelled without further action of the Company.

Section 4. Change in Control. Notwithstanding the provisions of Section 2 hereof, any outstanding RSUs shall fully vest immediately prior to a Change in Control, unless the RSUs are assumed by, or a reasonably equivalent award is substituted for, the RSUs in connection with the Change in Control. In the event of any such assumption or substitution, the assumed or substituted award shall vest on the same conditions as the RSUs, provided that if the Participant’s Service is terminated without Cause upon or within twelve (12) months following the Change in Control, the assumed or substituted award shall fully vest upon such termination. For purposes of this Agreement, termination for “Cause” means the Participant’s termination of Service due to: (i) persistent neglect or negligence in the performance of the Participant’s employment duties; (ii) persistent unexcused absenteeism, (iii) breach of the Company’s Code of Business Conduct or related policies, (iv) conviction (including pleas of guilty or no contest) for any act of fraud, misappropriation or embezzlement, (v) any deliberate and material breach of fiduciary duty to the Company or other conduct that leads to the material damage or prejudice of the Company, or (vi) illegal use of controlled dangerous substances or use of alcohol to such extent as to have a material adverse effect on the Participant’s performance of his or her duties with respect to the Company. The Company shall have the power to determine whether the Participant has been terminated for Cause and the date upon which such termination for Cause occurs.

Section 5. No Dividend Equivalent Rights. The Participant shall not be credited with any dividend equivalent rights in respect of the dividends paid on the shares of Common Stock subject to the RSUs hereunder. The Participant shall only become entitled to any dividends with respect to the Common Stock the record date for which is on or following the date of issuance to the Participant of a share of Common Stock in payment of the RSUs upon vesting.

Section 6. Payment of Award

(a) General. Subject to the provisions of Sections 6(b) and 6(c) hereof, payment with respect to the vested RSUs shall be made in shares of Common Stock, within thirty (30) days following the applicable vesting date provided in Section 2 hereof (or ten (10) days following the date of termination of Service, if applicable, under Section 4 hereof).

(b) Withholding. The payment of the RSUs is subject to withholding of all Federal, state and local income taxes and other amounts required by law to be paid or withheld in the amount determined by the Company, provided that such amount shall not exceed the Participant’s estimated federal, state and local tax obligation with respect to payment in respect of the RSUs (the “Withholding Tax Amount”). The Company shall satisfy the Withholding Tax Amount by withholding from the shares of Common Stock to be delivered to the Participant upon vesting that number of shares of Common Stock having an aggregate Fair Market Value on the relevant payment date equal to the Withholding Tax Amount. In lieu of the foregoing, the Company may allow the Participant to pay the Withholding Taxes to the Company in Common Stock, cash or such other form as approved by the Company.

(c) Payments to “Specified Employees” Under Certain Circumstances. Notwithstanding the provisions of Section 4 and Section 6(a) hereof, if the Participant is deemed a “specified employee” (as such term is described in section 409A of the Code and the treasury regulations thereunder) at a time when such Participant becomes eligible for payments upon a “separation from service” with the Company or any of its subsidiaries, such payments shall be made to the Participant on the date that is six (6) months following such “separation from service,” or upon the Participant’s death, if earlier.

Section 7. Restrictions on Transfer. Neither this Agreement nor any RSUs covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company.

Section 8. Investment Representation. Upon the acquisition of the RSUs or Common Stock at a time when there is not in effect a registration statement under the Securities Act of 1933 relating to the Common Stock, the Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to the Company that the RSUs or Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and the Participant shall provide the Company with such further representations and warranties as the Company may require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No RSUs or Common Stock shall be acquired unless and until the Company and/or the Participant shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that the Participant may acquire the RSUs or Common Stock pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company reserves the right to legend any certificate or book entry representation of the Common Stock conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

Section 9. Adjustments. The RSUs granted hereunder shall be subject to the provisions of Section 4.3 of the Plan relating to adjustments for recapitalizations, reclassifications and other changes in the Company’s corporate structure.

Section 10. No Right of Continued Employment. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continued Service or to interfere in any way with any right of the Company to terminate the Participant’s Service at any time.

Section 11. Limitation of Rights. The Participant shall not have any privileges of a shareholder of the Company with respect to the RSUs awarded hereunder, including without limitation any right to vote shares underlying the RSUs or to receive dividends or other distributions in respect thereof, until the date of the issuance to the Participant of a share of Common Stock in payment of the RSUs.

Section 12. Confidentiality and Non-Solicitation Agreement. The Participant understands and agrees that the granting of all Awards under this Agreement are conditioned on the Participant agreeing to the Company’s confidentiality and non-solicitation provisions applicable to associates in the Participant’s country of domicile (a “Towers Watson Confidentiality and Non-Solicitation Agreement”). Participant acknowledges that the Towers Watson Confidentiality and Non-Solicitation Agreement will be entered into in consideration of the Awards granted pursuant to this Agreement, as well as in consideration of the vested stock award being granted to Participant in connection herewith. To the extent that Participant has entered into a Towers Watson Confidentiality and Non-Solicitation Agreement after September 1, 2010, such existing agreement will satisfy this condition. Participant understands and agrees that all Awards granted under this Agreement are in further consideration of such existing agreement, and the Participant hereby reaffirms his or her obligations under such existing agreement. Such existing agreement is incorporated by reference into this Agreement and shall continue to remain in full force and effect in accordance with its terms. The Participant further understands and agrees that if the Company does not receive this Agreement and the Towers Watson Confidentiality and Non-Solicitation Agreement, if applicable, each fully executed by Participant by January 29, 2012, Participant will forfeit all Awards under this Agreement.

Section 13. Notices. Any notice hereunder by the Participant shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof by the Company, delivered to Towers Watson & Co., 901 N. Glebe Road, Arlington, VA 22203, Attention: Treasurer. Any notice hereunder by the Company shall be given to the Participant in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Participant may have on file with the Company.

Section 14. Construction. This Agreement and the RSUs granted hereunder are granted by the Company pursuant to the Plan and are in all respects subject to the terms and conditions of the Plan. The Participant hereby acknowledges that a copy of the Plan has been delivered to the Participant and accepts the RSUs hereunder subject to all terms and provisions of the Plan, which are incorporated herein by reference. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail. The construction of and decisions under the Plan and this Agreement are vested in the Committee, whose determinations shall be final, conclusive and binding upon the Participant.

Section 15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 16. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 17. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 18. Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties with respect to the subject matter hereof and thereof, merging any and all prior agreements.

Section 19. Foreign Exchange Control Approval. If any foreign exchange control approval, consent or permission is required for the acquisition of the RSUs, the Participant shall be responsible for obtaining all such approvals, consents and permissions. The Company or any of its Subsidiaries shall not be liable to the Participant in any manner whatsoever in the event the Participant is unable to acquire the RSUs as a result of the Participant’s failure to obtain any approval, consent or permission required under applicable laws of the jurisdiction where the Participant is employed.

Section 20. Arbitration. In the event the Participant disputes or disagrees with any determination by the Committee with respect to the RSUs, the Plan or the Participant, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Committee’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Committee’s decision, and the Participant hereby explicitly waives any right to judicial review. Notice of demand for arbitration shall be made in writing to the Committee within 30 days after the applicable decision by the Committee. The arbitrator shall be selected by those members of the Board of Directors who are neither members of the Committee nor employees of the Company. If there are no such members of the Board of Directors, the arbitrator shall be selected by the Board of Directors. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Delaware. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the

American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

TOWERS WATSON & CO.

By:

Name:	Gail McKee
Title:	Chief Human Resources Officer

PARTICIPANT

Participant’s Signature	Date